UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 29, 2006

American Financial Realty Trust
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	001-31678	020604479
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

610 Old York Road, Jenkintown, Pennsylvania		19046
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	215-887-2280

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.01 Completion of Acquisition or Disposition of Assets.

On December 29, 2006, the Company completed the sale of State Street Financial Center, a 1.05 million square foot, Class "A+" office building in Boston, Massachusetts, to a partnership controlled by Fortis Property Group, LLC, a Brooklyn, New York based real estate investment group. The property, which is 100% leased to State Street Corporation under a lease agreement which expires on September 2023, was sold for a purchase price of $889 million. The net proceeds from the sale after transaction expenses, which included debt repayment and loan defeasance costs, were approximately $200 million to the Company for its 70% interest in the property. Other than the transaction described in this Current Report, there are no material relationships between the Company or any of its affiliates, directors or officers, or any associate of any such director or officer, and the purchaser of the property.

This property was designated as a held for sale asset as of September 30, 2006. Accordingly, the operating results for this property were classified within discontinued operations in the consolidated statements of operations for the three and nine months ended September 30, 2006, which are included in the Company's Form 10-Q filed on November 9, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Financial Realty Trust

January 5, 2007	By:	Edward J. Matey Jr.

Name: Edward J. Matey Jr.
Title: Executive Vice President and General Counsel